Exhibit 99.1

POMEROY IT SOLUTIONS
ANNOUNCES SENIOR MANAGEMENT CHANGES

Hebron, KY – November 10, 2008 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider, announced today that Keith R. Coogan, the Company’s President and Chief Executive Officer, has informed its Board of Directors of his decision to resign from his executive officer positions due to family health reasons, effective as of the end of the Company’s fiscal year, which is January 5, 2009.  The Board of Directors has approved the appointment of Christopher C. Froman, the Company’s Senior Vice President of Sales and Marketing to the position of President and Chief Executive Officer, effective January 5, 2009.   Over the next eight (8) weeks, Mr. Coogan will work closely with Mr. Froman to transition the executive officer duties and responsibilities to him and ensure an orderly and seamless succession process.  Mr. Coogan has also agreed, at the request of the Board, to continue serving as a Director of the Company after his resignation becomes effective.

 “It has been a pleasure to work with the employees, customers and business partners to accomplish many improvements at Pomeroy IT Solutions during my tenure as its CEO.  The Company has now returned to profitability under the leadership of a new management team, maintains a strong balance sheet with no debt, and is well positioned for future growth and appropriate acquisition opportunities,” said Mr. Coogan.  “I am excited that Chris Froman will be the new President and CEO for Pomeroy and I look forward to working with him over the coming weeks to achieve a seamless transition. Chris is already a proven leader within our company who is highly regarded by our employees, customers and business partners,” he added.

“Keith Coogan has been a catalyst for change in terms of reorienting management and positioning the Company to capitalize on marketplace opportunities.   The significant impact of his work will continue to be realized well beyond his tenure as CEO of the Company,” commented Richard S. Press, Chairman of the Company’s Board of Directors. “The Board understands Keith’s decision to resign from the Company due to family health reasons and certainly appreciates his desire to refocus his priorities by stepping away from the day-to-day rigors of Company management at this time.”

“The Board is pleased to be able to select a member of our current senior management to step into the role that has been so ably filled by Keith Coogan,” stated Mr. Press.  “Over the course of 2008,  Chris Froman has demonstrated a meaningful understanding of our business and has gained the respect of his peers. We believe our customer base and shareholders will be well served by Chris' energy, enthusiasm and skill set.  The Directors believe that the Company’s CEO should be a member of the Board of Directors and we expect that Chris will be nominated for election to the Board at the next annual stockholders’ meeting.”

“In addition, the Directors have tremendous confidence in the continuity and capability of the senior management team that Keith has assembled and believe that management is well prepared and positioned to lead the Company forward as Mr. Froman transitions into the role of President and CEO,”  stated Mr. Press.  “We are grateful that Keith has agreed to accept the Board’s request to continue his service as a Director of the Company and, likewise, Chris Froman and the rest of senior management are very pleased that Keith will be available to provide ongoing strategic and tactical guidance to the Company in his capacity as a Director,” the Company’s Chairman added.

“I am very excited to be assuming the role of Pomeroy’s President and CEO, and I want to thank Keith Coogan and the Board of Directors for their vote of confidence,” said Chris Froman.  “We have had the great fortune of working for Keith Coogan this past year, and I look forward to his continued direction and counsel throughout this transition and in his future capacity as a member of the Board.  I also want to thank our employees, partners, and customers for their contributions to the success of our Company,” Mr. Froman added.

The Company also announced today that Craig Propst, the Company’s Vice President, Treasurer and interim Chief Financial Officer has been appointed to the position of Senior Vice President, Treasurer and Chief Financial Officer.  Mr. Propst served as the Company’s interim CFO from July 31, 2008, through November 6, 2008, at which time he was appointed to the CFO position on a permanent basis.

“Craig Propst is an excellent financial executive who has done an outstanding job in his Treasurer and interim CFO role.  He is very well deserving of this promotion to his new position of Senior Vice President, Treasurer and Chief Financial Officer and I know that he will continue to contribute significantly to the future success of our Company,” said Keith Coogan, President and CEO.

About Pomeroy IT Solutions, Inc.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Forward-Looking Statements

Certain of the statements in the preceding paragraphs may contain projections and other forward-looking statements.  While these statements are related to future events and represent our best current judgment, they are subject to risks and uncertainties that could cause actual results to vary.  These risks and other factors include but are not limited to:  existing market and competitive conditions, including the overall demand for IT products and services; the loss of other key personnel and the ability to retain the senior management team; changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; adverse or uncertain economic conditions; litigation; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; personnel utilization rates; the ability to successfully attract and retain customers and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to identify and successfully negotiate new acquisition opportunities; the ability to avoid non-profitable service contracts; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services;  terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company’s best practices strategies; the ability to manage risks associated with customer projects;  and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by the use of words such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, “projects”, “intends”, or words of similar meaning.  These statements are only predictions.  Actual events or results may differ materially.

Contact:	Keith R. Coogan, President & CEO
(859) 586-0600 x1423